Contact:

John Jenson
Vice President, Corporate Controller
Universal Technical Institute, Inc.
(623) 445-0821

Universal Technical Institute Reports Fiscal Year 2015 First Quarter Results

SCOTTSDALE, ARIZ. - February 5, 2015 - Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, today reported revenues for the first quarter ended December 31, 2014 of $95.7 million, a 1.4 percent decrease from $97.0 million for the first quarter of the prior year. Net income for the first quarter ended December 31, 2014 increased 81.3% to $3.1 million, or 12 cents per diluted share, compared to $1.7 million, or 7 cents per diluted share, for the first quarter ended December 31, 2013. Severance costs of $1.2 million (pre-tax) impacted diluted earnings per share by approximately 3 cents for the quarter ended December 31, 2014.

“We are pleased to report significantly improved financial results largely driven by operating efficiencies,” said Kim McWaters, chairman and CEO. “Demand for our graduates remains strong as evidenced by higher employment rates and continued growth in starting wages.  Rebuilding our student population to meet industry demand remains a top priority. We are pleased that employers are increasingly engaged in our technician recruitment efforts and willing to help more students pay for their education. We believe these efforts further enhance our value proposition and should positively impact student enrollment in the future.”

Student Metrics

	Three Months Ended Dec. 31,
	2014	2013
	(Rounded to hundreds)
Total starts	1,900	2,200
Average undergraduate full-time student enrollment	14,500	15,400
End of period undergraduate full-time student enrollment	13,400	14,400

Three Month Operating Performance
Revenues for the three months ended December 31, 2014 were $95.7 million, a 1.4 percent decrease from $97.0 million for the three months ended December 31, 2013. Tuition excluded $5.7 million and $6.3 million, respectively, related to students participating in the Company's proprietary loan program which will be recognized as revenues when payments are received.

Operating income and margin for the three months ended December 31, 2014 were $5.6 million and 5.9 percent, respectively, compared to $3.1 million and 3.2 percent, respectively, for the three months ended December 31, 2013. The increases in operating income and margin were related to decreases in compensation costs, contract services expense and occupancy expense, partially offset by the decrease in revenues and an increase in advertising expense.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended December 31, 2014 was $11.1 million compared to $8.9 million for the three months ended December 31, 2013. See “Use of Non-GAAP Financial Information” below.

Liquidity
Cash, cash equivalents and investments totaled $91.2 million at December 31, 2014, compared to $96.1 million at September 30, 2014. At December 31, 2014, shareholders' equity totaled $134.7 million as compared to $133.2 million at September 30, 2014. We paid cash dividends of $0.10 per common share on December 19, 2014 totaling approximately $2.5 million.

Cash provided by operating activities was $2.0 million for the three months ended December 31, 2014 compared to $9.6 million for the three months ended December 31, 2013.

2015 Outlook
Although we had a strong first quarter, our guidance for the full year ending September 30, 2015 remains relatively unchanged, with the exception of capital expenditures.  We expect new student starts as well as our average student population to be down in the mid-single digits.  While annual tuition increases will slightly offset the decline in average students, we expect revenue to decline approximately 3 to 4%. Despite lower revenue, with the efficiency improvements we have made, excluding the impact of pre-opening costs of our new campus, we expect to see year over year growth in operating income. During the second half of the year, we expect to see year over year growth in both new student applications and starts which should have a positive impact on 2016. Capital expenditures are expected to be approximately $35.0 million in 2015, of which approximately $13.0 million will be attributable to our new campus and approximately $11.0 million will be attributable to purchasing a significant portion of our Houston, Texas campus building and land and making some capital improvements. Due to the seasonality of our business and normal fluctuations in student populations, we would expect volatility in our quarterly results.

Conference Call
Management will hold a conference call to discuss the 2015 first quarter results today at 2:30 p.m. MST (4:30 p.m. EST). This call can be accessed by dialing 412-858-4600 or 800-860-2442. Investors are invited to listen to the call live at http://uti.investorroom.com/. Please access the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI's website for 60 days or the replay can be accessed through February 15, 2015 by dialing 412-317-0088 or 877-344-7529 and entering pass code 10059712.

Use of Non-GAAP Financial Information
This press release and the related conference call contains non-GAAP (Generally Accepted Accounting Principles) financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management chooses to disclose to investors, these non-GAAP financial measures because they provide an additional analytical tool to clarify the results from operations and helps to identify underlying trends. Additionally, such measures help compare the Company's performance on a consistent basis across time periods. To obtain a complete understanding of the Company's performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the financial statements and notes thereto included in the annual and quarterly filings with the Securities and Exchange Commission. Since the items excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be an alternative to net income as a measure of the Company's operating performance or profitability. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than UTI does, limiting their usefulness as a comparative measure across companies. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures are included below.

Safe Harbor Statement
All statements contained herein, other than statements of historical fact, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include, among other things, changes to federal and state educational funding, changes to regulations or agency interpretation of such regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions of the Company and other risks that are described from time to time in the Company's public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the Company's filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 180,000 graduates in its 50-year history, UTI offers undergraduate degree and diploma programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

	Three Months Ended Dec. 31,
	2014	2013
	(In thousands, except per share amounts)
Revenues	$95,680	$97,040
Operating expenses:
Educational services and facilities	47,830	51,074
Selling, general and administrative	42,250	42,908
Total operating expenses	90,080	93,982
Income from operations	5,600	3,058
Other income:
Interest expense, net	(499)	(132)
Equity in earnings of unconsolidated affiliate	118	81
Other income	112	274
Total other (expense) income, net	(269)	223
Income before income taxes	5,331	3,281
Income tax expense	2,237	1,574
Net income	$3,094	$1,707
Other comprehensive income (net of tax):
Equity interest in investee's unrealized gains on hedging derivatives, net of taxes	11	—
Comprehensive income	$3,105	$1,707

Earnings per share:
Net income per share - basic	$0.12	$0.07
Net income per share - diluted	$0.12	$0.07
Weighted average number of shares outstanding:
Basic	24,827	24,645
Diluted	24,926	24,839
Cash dividends declared per common share	$0.10	$0.10

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Dec. 31, 2014	Sept. 30, 2014
Assets	(In thousands)
Current assets:
Cash and cash equivalents	$33,044	$38,985
Restricted cash	6,617	6,544
Investments, current portion	48,908	45,906
Receivables, net	18,609	12,118
Deferred tax assets, net	5,765	7,470
Prepaid expenses and other current assets	17,663	16,509
Total current assets	130,606	127,532
Investments, less current portion	9,294	11,257
Property and equipment, net	103,656	106,927
Goodwill	20,579	20,579
Deferred tax assets, net	11,638	11,923
Other assets	10,428	9,851
Total assets	$286,201	$288,069

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$37,777	$38,827
Deferred revenue	49,210	46,365
Accrued tool sets	3,844	3,806
Construction liability	3,345	1,252
Financing obligation, current	622	5,234
Income tax payable	159	4,336
Other current liabilities	2,710	2,515
Total current liabilities	97,667	102,335
Deferred rent liability	12,000	10,323
Financing obligation	32,315	32,478
Other liabilities	9,539	9,741
Total liabilities	151,521	154,877

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 30,842,119 shares issued and 24,829,540 shares outstanding as of December 31, 2014 and 30,838,460 shares issued and 24,825,881 shares outstanding as of September 30, 2014	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 0 shares issued and outstanding	—	—
Paid-in capital	175,242	174,376
Treasury stock, at cost, 6,012,579 shares as of December 31 and September 30, 2014	(90,769)	(90,769)
Retained earnings	50,193	49,582
Accumulated other comprehensive income	11	—
Total shareholders’ equity	134,680	133,192
Total liabilities and shareholders’ equity	$286,201	$288,069

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended Dec. 31,
	2014	2013

Cash flows from operating activities:
Net income	$3,094	$1,707
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,482	5,091
Amortization of assets subject to financing obligation	468	155
Amortization of held-to-maturity investments	488	627
Bad debt expense	934	1,333
Stock-based compensation	873	1,343
Excess tax benefit from stock-based compensation	—	(3)
Deferred income taxes	1,990	1,550
Equity in earnings of unconsolidated affiliate	(118)	(81)
Training equipment credits earned, net	(290)	(244)
Loss on disposal of property and equipment	2	48
Changes in assets and liabilities:
Restricted cash: Title IV credit balances	34	211
Receivables	(7,425)	165
Prepaid expenses and other current assets	(835)	(1,382)
Other assets	(559)	(317)
Accounts payable and accrued expenses	(922)	(745)
Deferred revenue	2,845	224
Income tax payable/receivable	(4,177)	(283)
Accrued tool sets and other current liabilities	365	165
Deferred rent liability	425	(477)
Other liabilities	323	534
Net cash provided by operating activities	1,997	9,621
Cash flows from investing activities:
Purchase of property and equipment	(3,731)	(2,927)
Proceeds from disposal of property and equipment	3	77
Purchase of investments	(7,954)	(11,354)
Proceeds received upon maturity of investments	6,427	8,735
Return of capital contribution from unconsolidated affiliate	110	—
Restricted cash: proprietary loan program	(104)	(140)
Net cash used in investing activities	(5,249)	(5,609)
Cash flows from financing activities:
Payment of cash dividend	(2,483)	(2,465)
Repayment of financing obligation	(199)	(41)
Payment of payroll taxes on stock-based compensation through shares withheld	(7)	(21)
Excess tax benefit from stock-based compensation	—	3
Net cash used in financing activities	(2,689)	(2,524)
Net (decrease) increase in cash and cash equivalents	(5,941)	1,488
Cash and cash equivalents, beginning of period	38,985	34,596
Cash and cash equivalents, end of period	$33,044	$36,084

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

Reconciliation of Net Income to EBITDA

	Three Months Ended Dec. 31,
	2014	2013
	(In thousands)
Net income	$3,094	$1,707
Interest expense, net	499	132
Income tax expense	2,237	1,574
Depreciation and amortization	5,257	5,518
EBITDA	$11,087	$8,931

Reconciliation of Earnings Per Share Impact of Severance Costs

	Three Months Ended Dec. 31,
	2014	2013
	(In thousands)
Net income, as reported	$3,094	$1,707
Severance costs	1,181	—
Less: tax effects of severance costs	(472)	—
Net income, adjusted for severance costs	$3,803	$1,707

Diluted earnings per share, as reported	$0.12	$0.07
Diluted earnings per share, adjusted for severance costs	$0.15	$0.07

Diluted weighted average shares outstanding	24,926	24,839

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
SELECTED SUPPLEMENTAL INFORMATION
(UNAUDITED)

Selected Supplemental Financial Information

	Three Months Ended Dec. 31,
	2014	2013
	(In thousands)
Salaries expense	$38,197	$39,768
Employee benefits and tax	7,674	7,735
Bonus expense	2,139	1,586
Stock-based compensation	873	1,343
Total compensation and related costs	$48,883	$50,432

Occupancy expense	$9,591	$10,141
Depreciation and amortization expense	$5,257	$5,518
Bad debt expense	$934	$1,333

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